Exhibit 99.1

News Release

Hooper Holmes Prepared for Historically Strong Fall Season
Year-to-date new contracts rise to $13.6 million in annualized value
Increased access to growth capital

OLATHE, Kan., September 1, 2017 -- Hooper Holmes, Inc. (OTCQX: HPHW), a national leader in corporate wellness and research support services, announced new sales wins and increased access to capital as the Company heads into its high demand and historically strong performing third and fourth quarters.

“We continue to see robust demand for our services. In the past three weeks, we have added new customers with contracts with an annual value of $1.7 million, bringing the total annual value of contracts won year-to-date to $13.6 million. Our sales success helps bolster our confidence in our performance for both 2017 and 2018. We continue to project at least $54 million in revenue and $3 million in adjusted EBITDA for the last nine months of 2017. In addition, we are ahead of plan on achieving $7 million in annualized synergy savings from our recent merger with Provant Health Solutions,” said Henry E. Dubois, Chief Executive Officer of Hooper Holmes.

To provide flexibility and control of access to capital, Hooper Holmes has entered into common stock purchase agreement and registration rights agreements (“Agreements”) with Lincoln Park Capital Fund LLC (LPC), a long-only Chicago-based institutional investor and existing shareholder in the Company. Pursuant to the Agreements, the Company has the right, at its sole discretion, to sell LPC up to $10 million of equity over a 36-month period.

Mr. Dubois continued, “This commitment creates optionality that could improve our ability to serve new and existing customers as we expand our revenue base. While we believe our current business plan provides sufficient liquidity under our projections, the flexibility gained by this transaction will benefit our Company and our shareholders alike.”

According to the terms of the Agreements and following the effectiveness of a related registration statement, the Company will control the timing of any future investment and LPC will be obligated to make purchases at a purchase price based on the prevailing market prices of the Company’s shares at the time of each sale by Hooper to LPC. In consideration for entering into the Agreements and committing to fund up to $10.0 million, the Company has issued shares of our common stock to LPC as a commitment fee.

A more detailed description of the Agreements is set forth in Hooper Holmes Current Report on Form 8-K as will be filed with the SEC, which the Company encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Hooper Holmes, Inc.

Hooper Holmes, Inc. is a leader in workplace wellness and clinical research support services. The Company mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, and healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve member health, increase efficiencies and reduce healthcare delivery costs.

Provant, a wholly-owned subsidiary of Hooper Holmes, Inc., is a leader in comprehensive workplace well-being solutions with a growing, global presence. Provant partners with employers and brokers to improve member health and productivity and support healthcare cost management. Provant touches millions of lives by delivering customized well-being strategies and services on-site, telephonically and digitally, utilizing advanced data management technology.

About Lincoln Park Capital Fund, LLC

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, and other variations or comparable terminology. These forward-looking statements include all statements other than historical facts. Any forward-looking statement is not a guarantee of future performance, and actual results may differ materially from those expressed in or suggested by the forward-looking statements, as a result of various factors, including, without limitation the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time-to-time in subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date hereof, and the Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. In addition, management uses the non-GAAP performance measure adjusted EBITDA in this release. A reconciliation of this measure to its nearest GAAP equivalent can be found in the Company’s second quarter earnings release, which is available on the Company’s website.

For further information:

Hooper Holmes
Henry E. Dubois
CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Investors: Scott Gordon
CORE IR
(516) 222-2560

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